Exhibit 16.1

12361 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

January 7, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners,

We have reviewed form 6-K of Erayak Power Solution Group Inc., which we understand its change in auditor. We agree with the statements made regarding our firm. We have no disagreement with the statements described in form 6-K.

Very truly yours,

/s/ Fortune CPA Inc.